Exhibit 10.1

STOCK EXCHANGE AGREEMENT

This Stock Exchange Agreement (“Agreement”) between BioStem, Inc., a Nevada corporation(“BioStem”), Joytoto Co., Ltd., a Korean company (“Joytoto”) and Joyon Entertainment Co., Ltd., a Korean Company (“Joyon,” and together with Joytoto, the “Shareholders”), being the owners of record of all of the issued and outstanding stock of Joyon Entertainment, Inc., a Delaware corporation (“JEI”), is entered into as of October 12, 2007

RECITALS

A. BioStem is a public company quoted on the Nasdaq Over-The-Counter market (OTCBB).

B. The Shareholders own all of the issued and outstanding shares of common stock of JEI (the “JEI Stock”).  JEI owns 100% of the capital stock of Joytoto America, Inc. and Joytoto Technologies, Inc.

C. The Shareholders have agreed to sell to BioStem and BioStem has agreed to purchase the JEI Stock from the Shareholders in exchange for 115,000,000 common shares of BioStem, pursuant to the terms and conditions set forth in this Agreement.

D. JEI will become a wholly-owned subsidiary of BioStem.

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

1.     Exchange of Stock.
(a) The Shareholders agree to transfer to BioStem, and BioStem agrees to purchase from the Shareholders, all of the Shareholders' right, title and interest in their JEI Stock, representing 100% of the issued and outstanding stock of JEI, free and clear of all mortgages, liens, pledges, security interests, restrictions, encumbrances, or adverse claims of any nature.

(b) At the Closing (as defined in Section 2 below), upon surrender by the Shareholders of the certificates evidencing the JEI Stock duly endorsed for transfer to BioStem or accompanied by stock powers executed in blank by the Shareholders, BioStem will cause 115,000,000 shares of its common voting stock, par value $0.001 (the “BioStem Stock”) to be issued to the Shareholders, in full satisfaction of any right or interest which each Shareholder held in the JEI Stock.  The BioStem Stock will be issued to the Shareholders with a restrictive legend as required by applicable securities laws.  As a result of the exchange of the JEI Stock in exchange for the BioStem Stock, JEI will become a wholly-owned subsidiary of BioStem.

2.     Closing.

(a) The parties to this Agreement will hold a closing (the “Closing”) for the purpose of executing and exchanging all of the documents contemplated by this Agreement and otherwise effecting the transactions contemplated by this Agreement.  The Closing will be held as soon as possible but not later than October 15, 2007, in Santa Monica, California, unless another place or time is mutually agreed upon in writing by the parties.  All proceedings to be taken and all documents to be executed and exchanged at the Closing will be deemed to have been taken, delivered and executed simultaneously, and no proceeding will be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.  If agreed to by the parties, the Closing may take place through the exchange of documents by fax and/or express courier.

(b) With the exception of any stock certificates which must be in their original form, any copy, fax, e-mail or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, fax, e-mail or other reproduction is a complete reproduction of the entire original writing or transmission or original signature, and the originals are promptly delivered thereafter.

(c) At closing, BioStem shall have not more than fifty thousand dollars ($50,000) of accrued but unpaid accounts payable, and shall have no other liabilities.

3.     Representations and Warranties of BioStem.

BioStem represents and warrants as follows:

 (a) BioStem is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

 (b) The only authorized capital stock of BioStem, as of the Closing Date, shall consist of 310,000,000 shares of capital stock, of which 300,000,000 shares will be common stock, $0.001 par value per share, of which, based on the records of BioStem's stock transfer agent, not more than 34,500,000 shares will be issued and outstanding as of the closing date, and 10,000,000 shares of preferred stock, of which none shall be outstanding as of the closing date.  There shall be 21,000,000 warrants to purchase common stock at an exercise price of $0.10 per share, and 3,400,000 warrants to purchase common stock at an exercise price of $0.35 per share, outstanding as of the closing date.  To the best knowledge of BioStem, all issued and outstanding shares of BioStem's common stock are fully paid and nonassessable.

(c) BioStem will have no subsidiaries as of the closing date.

(d) Execution of this Agreement and performance by BioStem hereunder has been or will be duly authorized by all requisite corporate action on the part of BioStem, and this Agreement constitutes a valid and binding obligation of BioStem, and BioStem's performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, or, to BioStem's knowledge any law or regulation, to which any property of BioStem is subject or by which BioStem is bound.

 (e) BioStem has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance hereunder.

 (f) BioStem has provided all financial statements and financial information in its possession as have been requested byte Shareholders.

(g) There is no litigation or proceeding pending, or to BioStem's knowledge threatened, against or relating to BioStem, its properties or business.

(h) BioStem is acquiring the JEI Stock to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof.

4.     Representations and Warranties of the Shareholders.

The Shareholders, jointly and severally, represent and warrant as follows:

(a) JEI is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and is licensed or qualified as a foreign corporation in all places in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

(b) There are no agreements purporting to restrict the transfer of the JEI Stock, nor any voting agreements, voting trusts or other arrangements restricting or affecting the voting of the JEI Stock.  The JEI Stock held by the Shareholders are duly and validly issued, fully paid and non-assessable, and issued in full compliance with all federal, state, and local laws, rules and regulations.  There are no subscription rights, options, warrants, convertible securities, or other rights (contingent or otherwise) presently outstanding, for the purchase, acquisition, or sale of the capital stock of JEI, or any securities convertible into or exchangeable for capital stock of JEI or other securities of JEI, from or by JEI.

(c) The Shareholders have full right, power and authority to sell, transfer and deliver the JEI Stock, and upon delivery of the certificates therefore as contemplated in this Agreement, the Shareholders will transfer to BioStem valid and marketable title to the JEI Stock, including all voting and other rights to the JEI Stock, free and clear of all pledges, liens, security interests, adverse claims, options, rights of any third party, or other encumbrances.

(d) There is no litigation or proceeding pending, or to any Shareholder's knowledge, threatened, against or relating to JEI or to the JEI Stock.

(e) JEI has filed in correct form all tax returns of every nature required to be filed by it and has paid all taxes as shown on such returns and all assessments, fees and charges received by it to the extent that such taxes, assessments, fees and charges have become due.JEI has also paid all taxes which do not require the filing of returns and which are required to be paid by it.To the extent that tax liabilities have accrued, but have not become payable, they have been adequately reflected as liabilities on the books of JEI.

(f) The JEI shareholders have had the opportunity to perform all due diligence investigations of BioStem and its business as they have deemed necessary or appropriate and to ask questions of BioStem's officers and directors and have received satisfactory answers to all of their questions. The Shareholders have had access to all documents and information about BioStem and have reviewed sufficient information to allow them to evaluate the merits and risks of their exchange for the BioStem Stock.

(g) The Shareholders are acquiring the BioStem Stock for their own account (and not for the account of others) for investment and not with a view to the distribution therefor.The Shareholders will not sell or otherwise dispose of the BioStem Stock without registration under the Securities Act of 1933, as amended, or an exemption therefrom, and the certificate or certificates representing the BioStem Stock will contain a legend to the foregoing effect.

5.     Additional Covenants.

(a) Between the date of this Agreement and the Closing, the Shareholders, with respect to JEI, and BioStem, with respect to itself, will, and will cause their respective representatives to: (i) afford the other party and its representatives access to their personnel, properties, contracts, books and records, and other documents and data, as reasonably requested by the other party; (ii) furnish the other party and its representatives with copies of all such contracts, books and records, and other existing documents and data as the other may reasonably request in connection with the transaction contemplated by this Agreement; and (iii) furnish the other party and its representatives with such additional financial, operating, and other data and information as the other may reasonably request.

6.     Termination.

This Agreement may be terminated (1) by mutual consent in writing; (2) by either the Shareholders or BioStem if there has been material misrepresentation or material breach of any warranty or covenant by any other party that is not cured by October 15, 2007; or (3) by any of the Shareholders or BioStem if the Closing has not taken place within 45 business days following execution of this Agreement, unless adjourned to a later date by mutual consent in writing.

7.     Expenses.

Whether or not the Closing is consummated, each of the parties will pay all of his, her, or its own legal and accounting fees and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement.

8.    Survival of Representations and Warranties.

The representations and warranties of the Shareholders and BioStem set out in this Agreement will survive the Closing for a period of 30 days.

9.    Waiver.

Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom suchcompliance is owed.

10.    Brokers.

Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employedby the indemnifying party.

11.    General Provisions.

(a) This Agreement will be governed by and under the laws of the State of Nevada, USA without giving effect to conflicts of law principles.If any provision hereof is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same effect as the original provision and the remainder of this Agreement will remain in full force and effect.

(b) Any dispute arising under or in any way related to this Agreement will be resolved by binding arbitration under the commercial arbitration rules of the American Arbitration Association in Santa Monica, California.

(c) In any adverse action, the parties will restrict themselves to claims for compensatory damages and/or securities issued or to be issued and no claims will be made by any party or affiliate for lost profits, punitive or multiple damages or any other consequential damages.

(d) This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof.This agreement may not be altered, amended, modified or otherwise changed in any way except by a written agreement, signed by both parties.

(e) This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party will be void.

(f) The parties agree to take any further actions and to execute any further documents which may from time to time be necessary or appropriate to carry out the purposes of this Agreement.

(g) The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience of reference and will not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement.The references in this Agreement to Sections, unless otherwise indicated, are references to sections of this Agreement.

(h) This Agreement may be executed in counterparts, each one of which will constitute an original and all of which taken together will constitute one document.This Agreement may be executed by delivery of a signed signature page by fax to the other parties hereto and such fax execution and delivery will be valid in all respects.

BIOSTEM, INC.

By:/s/ Marc Ebersole
Marc Ebersole
Chief Executive Officer

JOYTOTO CO. LTD.

By:/s/ Seong Sam Cho
Name: Cho, Seong Sam
Title: Chairman

JOYON ENTERTAINMENT CO., LTD.

By:/s/ Seong Yong Cho
Name: Cho, Seong Yong
Title: Chief Executive Officer